Exhibit 17.1

October 29, 2025

To the Board of Directors of

VIVIC Corp.

Gentlemen:

Effective as of the date hereof, I hereby resign from all positions that I now hold with VIVIC Corp. and its affiliates and subsidiaries (the “Company”).

In connection with said resignation, I hereby irrevocably and unconditionally release, and forever discharge the Company and its officers, directors, employees, agents, representatives and affiliates and their respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf (collectively referred to as the “Related Entities”) of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, agreements, controversies, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney’s fees and other costs and expenses incurred), of any kind or nature whatsoever, whether presently known or unknown, which I may have or claim to have against any of the Related Entities as of the date hereof.

Please be advised that my resignation does not arise from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Very truly yours,

Chuen-Huei Lee